EXHIBIT 10.9

                                Billy Dead, Inc.
                                2312 Lorenzo Dr.
                          Los Angeles, California 90068

                             As of December 1, 2002
Mr. Brett Young
1301 South Branch Drive
Whitehouse Station, New Jersey 08889

Dear Mr. Young:

            In consideration for your agreement to pay Billy Dead, Inc. (the "Company") the sum of $72.00, we have issued to you 36 shares of its common stock. We anticipate changing the Company's capitalization by amending our certificate of incorporation (the "Amendment"), as a result of which the 36 shares you currently hold will be automatically converted, without any action on your part, into 72,000 shares (the "Shares") of the Company's Common Stock, par value $0.001 per share.

            We have agreed that if you resign as a director of the Company for any reason or are removed by the stockholders for cause, prior to the successful completion of the Company's initial public offering and the sale of the securities registered in connection with such offering (the "IPO"), the Company will have the right to repurchase all of the Shares for an aggregate price of $72 ($0.001 per Share, or $2.00 per share if the Amendment not yet been filed with the Delaware Secretary of State), provided that such right is exercised by the Company prior to the completion of the IPO. If you cease to be a director of the Company, as provided in the first sentence of this paragraph, within one year following the successful completion of the IPO, the Company will have the right to repurchase 75% of the Shares, at a price of $0.001 per Share (as adjusted for stock splits, recapitalizations or the like), provided that such right is exercised by the Company prior such first anniversary. If you cease to be a director of the Company, as provided in the first sentence of this paragraph, after the first anniversary of the completion of the IPO but before the second anniversary, the Company will have the right to repurchase 50% of the Shares, at a price of $0.001 per Share (as adjusted for stock splits, recapitalizations or the like), provided that such right is exercised by the Company prior to such second anniversary. After the second anniversary of the successful completion of the IPO, the Company will no longer have any right to repurchase any of the Shares.

            You have agreed to resign as a director of the Company if the Company, upon the advice of counsel, reasonably demonstrates that you do not qualify as an "independent" director within the applicable definition under any listing rules then applicable to the Company.

            Any certificates representing the Shares may have a restrictive legend to such effect reflecting the rights of the Company to repurchase the Shares.

            If the following accurately reflects our agreement, please sign below where indicated and return a copy to us at your earliest convenience.

                              Very truly yours,
                              BILLY DEAD, INC.


                              /s/ CHARLES F. RYAN III
                              ---------------------------------------------
                              (Charles F. Ryan III)
                              President and Chief Executive Officer
ACCEPTED AND AGREED:


/S/ BRETT W. YOUNG
-------------------
(Brett W. Young)


                                     II-94